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                                                              Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to inclusion of our report dated December 12, 1997 on our audits of the balance sheets of International Telephone Company as of October 31, 1997 and December 31, 1996 and the related statements of operations, changes in shareholders' equity (capital deficiency) and cash flows for the ten month period ended October 31, 1997 and the years ended December 31, 1996 and 1995 in this Registration Statement on Amendment No. 2 to Form SB-2 on Form S-1 and related Prospectus. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

Richard A. Eisner & Company, LLP

New York, New York

June 17, 1998